Exhibit 99.1

Contacts:

Andrew Graham

Chief Financial Officer

Trimeris, Inc.

(919) 806-4682

TRIMERIS REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER 2008

DURHAM, N.C. - November 6, 2008 - Trimeris, Inc. (Nasdaq: TRMS) today announced financial results for the three months ended September 30, 2008, reporting net income of $3.6 million, or $0.16 per share compared with $5.5 million, or $0.25 per share for the three months ended September 30, 2007. This result was primarily driven by decreased FUZEON sales offset, in part, by lower operating expenses.

For the nine months ended September 30, 2008, the Company reported net income of $6.5 million, or $0.29 per share, compared with $18.4 million, or $0.83 per share for the nine months ended September 30, 2007. For the nine months ended September 30, 2008, the Company reported adjusted net income of $8.2 million, or $0.37 per share, compared with $13.3 million, or $0.60 per share for the nine months ended September 30, 2007. A reconciliation and explanation of the differences between GAAP and adjusted earnings is detailed in the table below.

Cash, cash equivalents and investment securities available-for-sale totaled $51.6 million at September 30, 2008, compared to $69.6 million at December 31, 2007. As previously announced, on June 6, 2008, the Company paid a $33.3 million special dividend to stockholders.

2008 and 2009 Guidance

The Company believes that total operating expenses in the fourth quarter of 2008 will be in the range of $1.6 million to $2.0 million. As a result, total operating expenses for 2008 are expected to be in the range of $11.0 million to $12.0 million. The Company expects total operating expenses in 2009 to be in the range of $5.0 million to $8.0 million.

Conference Call

Trimeris will host a live conference call to discuss third quarter 2008 financial results at 8:30 a.m. Eastern Time. To access the live call, please dial (800) 399-8403 (U.S.) or (706) 634-6565 (international). The conference ID number is 71138027. Telephone replay is available approximately two hours after the call through 11:59 p.m. Eastern Time, November 20, 2008. To access the replay, please call (800) 642-1687 (U.S.) or (706) 645-9291 (international). The information provided on the teleconference is only accurate at the time of the conference call, and Trimeris will take no responsibility for providing updated information.

Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. The webcast can be accessed by going to Trimeris' website, www.trimeris.com.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the commercialization of therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Statement Regarding Adjusted (Non-GAAP) Financial Information

In addition to disclosing financial results calculated in accordance with Generally Accepted Accounting Principles ("GAAP"), the Company has included certain adjusted financial results. Reconciliations between GAAP and adjusted earnings for the nine months ended September 30, 2008 and 2007 are provided in the table below. Adjusted earnings for the for the three months ended September 30, 2008 and 2007 does not show a significant difference from GAAP income and therefore is not presented. The Company believes that the presentation of adjusted results provides meaningful supplemental information regarding our financial results for the nine months ended September 30, 2008 as compared to the nine months ended September 30, 2007 because the adjustments between GAAP and adjusted earnings provide information related to the ongoing operations of the Company. The Company believes that this financial information is useful to management and investors in assessing our historical performance and results. The Company will use these adjusted financial measures when evaluating its financial results, as well as for internal planning and forecasting purposes. The adjusted financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The adjusted financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Our results under GAAP have been adjusted for the following events that occurred during the nine months ended September 30, 2008 and 2007: (1) future lease costs recorded in conjunction with the shut- down of the Company's corporate offices and research facility, (2) asset impairment charges, (3) an amendment to our research agreement with Roche that resulted in the accelerated recognition of milestone revenue, and (4) reductions to the Company's workforce that resulted in additional expense. See the table and accompanying footnotes below for a detailed reconciliation of GAAP and adjusted earnings.

Reconciliations between GAAP and Non-GAAP earnings for the nine months ended September 30, 2008 and 2007 are provided in the following table:
	Nine Months Ended	Nine Months Ended
	September 30, 2008 [in thousands except per share amounts] (unaudited)	September 30, 2007 [in thousands except per share amounts] (unaudited)
Net income (GAAP)	$ 6,477	$ 18,366
Lease expense [1]	939
Asset impairment charges [2]	989
Milestone revenue [3]	(199)	(9,369)
Charge related to the reduction in workforce [4]		4,264
Adjusted net income (Non- GAAP)	$ 8,206	$ 13,261
Diluted net income per share (GAAP)	$ 0.29	$ 0.83
Diluted net income per share (Non-GAAP)	$ 0.37	$ 0.60

[1] In the second quarter of 2008, the Company shut-down its corporate offices and research facility and relocated to smaller office space. Under Statement of Financial Accounting Standards No. 146 "Accounting for Costs Associated with Exit or Disposal Activities", the Company recorded a liability and non-cash expense based on the remaining rental payments reduced by estimated sublease rental income.

[2] In the second quarter of 2008, in conjunction with the shut-down of the Corporate offices and research facility mentioned above, the Company wrote off all remaining property, furniture and equipment (79% of this write off relates to leasehold improvements.)

[3] On March 13, 2007, the Company entered into an agreement with Hoffmann-La Roche, Inc. ("Roche"), the Company's collaborative partner, that amended the terms of the Research Agreement between the Company and Roche. Under this agreement, all rights and joint patents and other intellectual property rights to the next generation fusion inhibitor peptides falling under the Research Agreement, which includes our lead drug candidate, TRI-1144, reverted to Trimeris. As a result of this agreement, the Company accelerated revenue recognition for past milestone payments received from Roche into the first quarter of 2007 because our period of joint development ended. These milestone payments were previously being amortized over the length of the joint research and development period of the next generation fusion inhibitor peptides or through December 2012.

[4] During the nine months ended September 30, 2007, the Company recorded a charge to the Statement of Operations related to a reduction in workforce.

Trimeris Safe Harbor Statement
This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; we are dependent on third parties for the sale, marketing and distribution of our drug candidates; the market for HIV therapeutics is very competitive with regular new product entries that could affect the sales of our products; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 17, 2008.

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Trimeris, Inc.

Statements of Operations

[in thousands, except per share amounts]

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue:
Milestone revenue [1]	$ 67	$ 78	$ 199	$ 9,369
Royalty revenue	3,373	4,781	8,663	11,862
Collaboration income [2]	1,961	5,518	6,870	15,692
Total revenue and collaboration income	5,401	10,377	15,732	36,923

Operating expenses:
Research and development	572	3,809	3,639	9,865
General and administrative [3]	1,519	1,674	5,778	10,150
(Gain) loss on disposal of equipment	(10)	--	496	(7)
Total operating expenses	2,081	5,483	9,913	20,008

Operating income	3,320	4,894	5,819	16,915

Other income (expense)
Interest income	397	815	1,756	2,212
Loss on investments	(15)	-	(703)	-
Interest expense	(96)	(115)	(285)	(519)
Total other income (expense)	286	700	768	1,693

Income before taxes	3,606	5,594	6,587	18,608
Income tax provision	47	54	110	242

Net income	$ 3,559	$ 5,540	$ 6,477	$ 18,366

Basic net income per share	$ 0.16	$ 0.25	$ 0.29	$ 0.83

Diluted net income per share	$ 0.16	$ 0.25	$ 0.29	$ 0.83

Weighted average shares outstanding - basic	22,186	22,108	22,180	22,047
Weighted average shares outstanding - diluted	22,271	22,132	22,270	22,068

Notes:

[1] On March 13, 2007, the Company entered into an agreement with Roche that amended the terms of the Research Agreement. Under this agreement, all rights and joint patents and other intellectual property rights to the next generation fusion inhibitor peptides falling under the Research Agreement, which includes the lead drug candidate, TRI-1144, reverted to Trimeris. As a result of this agreement, the Company accelerated revenue recognition for past milestone payments received from Roche into the first quarter of 2007 because our period of joint development ended. These milestone payments were previously being amortized over the length of the joint research and development period of the next generation fusion inhibitor peptides or through December 2012.

[2] Collaboration income represents our share of the net operating results from the sale of FUZEON in the United States and Canada under our collaboration agreement with Roche. These net operating results consist of net sales less cost of goods (gross margin), less selling and marketing expenses and other costs related to the sale of FUZEON.

[3] Included in general and administrative expenses for the nine months ended September 30, 2008 is a charge of $939,000 related to future lease commitments recognized as a result of the shut-down of the Company's former corporate offices and research facility.

Trimeris, Inc.

Condensed Balance Sheets

[$ in thousands]

(unaudited)

	September 30, 2008	December 31, 2007
Assets
Cash, cash equivalents and short-term investment securities available-for-sale	$ 37,044	$ 60,640
Other current assets	3,482	12,979
Total current assets	40,526	73,619
Property, furniture and equipment - net	-	1,644
Long-term investment securities available-for-sale	14,580	8,952
Total other assets	10,147	9,906
Total assets	$ 65,253	$ 94,121
Liabilities and Stockholders' Equity
Total current liabilities	$ 4,176	$ 6,439
Long term portion of deferred revenue	1,370	1,569
Accrued marketing costs	18,208	17,923
Accrued compensation - long-term	154	150
Other liabilities	-	718
Total liabilities	23,908	26,799

Total stockholders' equity	41,345	67,322
Total liabilities and stockholders' equity	$ 65,253	$ 94,121

FUZEON Net Sales

(Recognized by Roche, our collaborative partner)

[$ in millions]

(unaudited)

	Three Months Ended,**		Nine Months Ended, **
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

United States and Canada	$ 14.9	$ 30.6	$ 48.0	$ 92.8
Rest of World	30.6	43.3	78.5	107.5
Worldwide Total	$ 45.5	$ 73.9	$ 126.5	$ 200.3

** may not add due to rounding

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